Exhibit 3.1

                   Restated Certificate of Incorporation
                                    of
                           LSI Logic Corporation
               (Originally incorporated on December 5, 1986)

1.   The name of the corporation is LSI Logic Corporation (the
"Corporation").

2. The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange
Street, in the City of Wilmington, County of New Castle, zip code
19801.  The name of its registered agent at such address is The
Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. (a) This corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock." The total number of shares which this corporation shall have authority to issue is Seventy-Five Million Five Hundred Thousand (75,500,000), of which Seventy-Three Million Five Hundred Thousand (73,500,000) shall be Common Stock with a par value of $.01 per share and Two Million (2,000,000) shall be Preferred Stock with a par value of $.01 per share.

     (b) The Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article 4, to provide for the issuance of the Shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          (i) The number of shares constituting that series and the distinctive designation of that series;

          (ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

          (viii) Any other relative or participating rights, preferences and limitations of that series.

5.   The name and address of the incorporator are as follows:
          Judith M. O'Brien
          Wilson, Sonsini, Goodrich & Rosati
          Two Palo Square, Suite 900
          Palo Alto, CA  94306

6.   The Corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation.

8.   The number of directors which will constitute the whole
Board of Directors of the Corporation shall be as specified in the By-Laws of the Corporation.

9. At all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single candidate or may distribute them among the number to be elected, or for any two or more of them as he may see fit.

10. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

11. To the fullest extent permitted by the Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article 11, shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 11, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

12. Elections for directors need not be by ballot unless a stockholder demands election by ballot at the meeting and before the voting begins or unless the By-Laws so require.

13. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, this 1 day of May, 1987, being the sole incorporator of LSI Logic Corporation, do hereby certify that the Corporation has not received any payment for its stock and that this Restated Certificate of Incorporation has been adopted in accordance with the provisions of Section 241 and 245 of the General Corporation Law of the State of Delaware.

                                 /s/ Judith M. O'Brien

                                   Judith M. O'Brien



                        CERTIFICATE OF AMENDMENT TO
                   RESTATED CERTIFICATE OF INCORPORATION
                                    OF
                           LSI LOGIC CORPORATION

     LSI Logic Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST.    That at a meeting of the Board of Directors of the
Corporation resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation declaring said amendment to be advisable and calling for the submission of the matter to the stockholders of the Corporation for consideration and approval. Pursuant to such resolution the first paragraph of Article 4 of the Company's Restated Certificate of Incorporation was amended in its entirety to provide as follows:

          "This corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which this corporation shall have authority to issue is Two Hundred Fifty-Two Million (252,000,000) of which Two Hundred Fifty Million (250,000,000) shall be Common Stock with a par value of $.01 per share and Two Million (2,000,000) shall be Preferred Stock with a par value of $.01 per share."

     SECOND.   That thereafter, pursuant to the resolution of its
Board of Directors, the resolution was duly approved by the required vote of stockholders in accordance with Section 242 of the Delaware Corporations Code.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Wilfred J. Corrigan, its Chief
Executive Officer, and attested by David E. Sanders, its
Secretary, this 12th day of May, 1995.

                                   LSI LOGIC CORPORATION

                                   /s/   Wilfred J. Corrigan

                                   Wilfred J. Corrigan
                                   Chief Executive Officer


Attested:

  /s/  David E. Sanders

David E. Sanders, Secretary